UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2005

Collegiate Pacific Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17293	22-2795073
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13950 Senlac Drive, Suite 100, Dallas, Texas		75234
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972.243.8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2005, Salkeld & Sons, Inc. ("Salkeld"), a wholly-owned subsidiary of Collegiate Pacific Inc. (the "Company"), and the Company entered into an Asset Purchase Agreement with Albert A. Messier (the "Purchase Agreement"). Under the terms of the Purchase Agreement, the Company, through Salkeld, acquired substantially all of the assets used or held by Mr. Messier to engage in the Team Print business of embroidering and screenprinting sporting apparel and accessories, which included equipment in excess of 15% of the Company's fixed assets on a consolidated basis. The Company previously completed its acquisition of all of the outstanding capital stock of Salkeld on May 12, 2005, and Mr. Messier has been employed by Salkeld since that acquisition.

Also on August 3, 2005, Salkeld entered into a Lease Agreement with Mr. Messier for the use of a 1.68 acre facility to be used by Salkeld for its Team Print embroidering and screenprinting business. The Lease Agreement is for an initial term of 5 years with options to renew and includes an obligation by Mr. Messier to construct and complete an additional 12,000 square feet of screen print and distribution space by February 1, 2006. The monthly rental rate is $6,000, which will increase to $10,500 once the additional space has been completed. The Company intends to use this facility to serve the embroidery and screenprinting needs of the Company and its subsidiaries.

Item 9.01 Financial Statements and Exhibits.

10.1 Asset Purchase Agreement, dated August 3, 2005, by and among Collegiate Pacific Inc., Salkeld & Sons, Inc. and Albert A. Messier

10.2 Lease Agreement, dated August 3, 2005, by and among Salkeld & Sons, Inc. and Albert A. Messier

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collegiate Pacific Inc.

August 5, 2005	By:	William R. Estill

Name: William R. Estill
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Purchase Agreement
10.2	Lease Agreement